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                                                                   Exhibit 10.22


April 14, 2000



Chris Davis
32 Ribault Drive
Hilton Head Island, SC 29926


Dear Chris:

On behalf of Optical Networks Incorporated, I am pleased to offer you a position as our Executive Vice President, Chief Financial Officer and Chief Administrative Officer. You will be reporting directly to the Chief Executive Officer.

You will receive a salary of $400,000 annually, paid in equal increments on a twice monthly basis. This offer also includes a one-time hire-on bonus of $300,000.

Beginning in 2001, Optical Networks anticipates that it will establish an executive bonus plan in which you will be eligible to participate. You also will be eligible to participate in the Company's Section 423 employee stock purchase plan following its effective date.

In addition, you will be eligible for a relocation package that will cover the following expenses:

     -  Reasonable moving costs, including moving Davis family boat.
     -  Three house hunting trips for your entire family.
     -  Six months of temporary housing and rental car.
     - Closing costs on your current home or loan origination fees on the purchase of your California home.
     - A loan by or guaranteed by Optical Networks for up to $3 million for a purchase of and secured by your principal residence in California with a term of one year at the minimum required rate to avoid imputed income under the Internal Revenue Code of 1986, as amended (the "Code"), repayable within ninety days of your termination of employment.
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Chris Davis
April 14, 2000
Page 2


[CHOOSE ONE--Note: You must choose one of these 3 alternatives by the first date of your employment.]

Alternative 1
-------------

We will also be granting you a stock option of 1,100,000 shares of common stock at fair market value (currently $12.50 per share). This stock option must be approved by our Board of Directors, which will approve this grant prior to your start date. The option will vest over a four-year period, with the first 25% of the shares vesting upon the twelve month anniversary of your start date (provided you are employed on such date) and the remainder vesting at the rate of 1/48th of the shares on the last day of each month thereafter (provided you are employed on such date).

The shares will be immediately exercisable either by cash payment or with a recourse promissory note (the "Note"), which shall bear interest at the minimum required rate to avoid imputed income under the Code. The Note shall be in a form and on terms, which are acceptable to Optical Networks and to you.

Alternative 2
-------------

We will also be granting you a stock option of 1,000,000 shares of common stock at $4.00 per share. This stock option must be approved by our Board of Directors, which will approve this grant prior to your start date. The option will vest over a four-year period, with the first 25% of the shares vesting upon the twelve month anniversary of your start date (provided you are employed on such date) and the remainder vesting at the rate of 1/48th of the shares on the last day of each month thereafter (provided you are employed on such date).

The shares will be immediately exercisable either by cash payment or with a recourse promissory note (the "Note"), which shall bear interest at the minimum required rate to avoid imputed income under the Code. The Note shall be in a form and on terms, which are acceptable to Optical Networks and to you.

Alternative 3
-------------

We will also be granting you a stock option of 1,000,000 shares of common stock at fair market value (currently $12.50 per share). This stock option must be approved by our Board of Directors, which will approve this grant prior to your start date. The option will vest over a four-year period, with the first 25% of the shares vesting upon the twelve month anniversary of your start date (provided you are employed on such date) and the remainder vesting at the rate of 1/48th of the shares for each month thereafter (provided you are employed on such date).

Chris Davis
April 14, 2000
Page 3


The shares will be immediately exercisable either by cash payment or with a promissory note (the "Note"), which shall bear interest at the minimum required rate to avoid imputed income under the Code. The Note shall be in a form and on terms, which are acceptable to Optical Networks and to you. Optical Networks will forgive $2,125,000 of such Note on each of the first four anniversaries of your employment commencement date with Optical Networks (provided you are employed by Optical Networks on such date). In the event of any actual or "involuntary" termination (as defined below) of your employment by Optical Networks without cause (as defined below), Optical Networks will forgive an additional $1,062,500 on the date of such termination provided that you execute a standard form of release acceptable to Optical Networks and you.

In the event that you choose to immediately exercise your options, the shares shall be subject to a right of repurchase in favor of Optical Networks, at the original purchase price, which shall lapse as follows: Optical Network's repurchase right will lapse with respect to twenty-five percent (25%) of the shares twelve (12) months from the commencement date of your employment (provided you are employed on such date) with Optical Networks and will lapse at a rate of 1/48th of the shares on the last day of each month thereafter (provided you are employed on such date). You will have the right to make an election under Section 83(b) of the Code in conjunction with the purchase of the shares. You should consult with your tax advisor with respect to the federal and state income tax consequences of the exercise of your options and the purchase of the shares.

In the event of (a) a merger or consolidation in which Optical Networks is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a re-incorporation of Optical Networks in a different jurisdiction, or other transaction in which there is no substantial change in the shareholders of Optical Networks or their relative stock holdings), (b) a merger in which Optical Networks is the surviving corporation but after which the shareholders of Optical Networks immediately prior to such merger cease to own shares or other equity interests in Optical Networks representing at least fifty percent (50%) of the voting power of all securities of Optical Networks, or (c) the sale of all or substantially all of the assets of Optical Networks (any and all of which are referred to as a "Transaction"), which is immediately preceded by or followed by, within twelve (12) months, an actual or "involuntary termination" (as defined below), Optical Networks will waive Optical Networks' right of repurchase or other vesting restrictions with respect to fifty (50%) percent of the shares which were subject to Optical Networks' repurchase right or other vesting restrictions as of the effective date of the Transaction.

In the event of any actual or "involuntary" termination (as defined below) of your employment by Optical Networks without cause (as defined below), (A) you will continue to receive your then current salary and insurance benefits for a period of six months following the date of such termination and (B) with respect to your unvested options or shares to be granted pursuant to this letter agreement, provided that there has not been, and will not be, any waiver of repurchase rights or other vesting requirements
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Chris Davis
April 14, 2000
Page 4


pursuant to the preceding paragraph, Optical Networks will waive its rights of repurchase and other vesting requirements solely to the extent that such rights of repurchase and other vesting restrictions would have lapsed or expired by their terms had you remained employed by Optical Networks for six months following the date of such termination, provided that in any event you shall receive at least six months of vesting on such options or shares; subject to your executing a standard form of release acceptable to Optical Networks and you. In no event or series of events will rights of repurchase or other vesting restrictions be waived, with respect to a given equity grant, due to the terms of both this paragraph and the preceding paragraph.

An "involuntary" termination will be deemed to have occurred if both (A) any of the following actions is taken by Optical Networks and such action is not reversed in full by Optical Networks within fourteen days: (i) your aggregate compensation and benefits are materially reduced, (ii) your duties and responsibilities are significantly decreased in a way that is adverse to you,
(iii) you are required to perform your employment obligations (other than travel on business) at a location more than sixty (60) miles away from Optical Networks' current offices, and/or (iv) the terms of this offer letter are not assumed in full by any acquiror or other successor to Optical Networks, and (B) you, after the expiration of such fourteen-day period, resign in writing stating that your resignation is as a result of, and specifying in reasonable detail the nature of, such uncured action listed above ("Resignation'). Notwithstanding the foregoing, in the event of a termination in connection with a Transaction, you shall have six (6) months from the expiration of such fourteen-day period to submit a Resignation. Other changes in Optical Networks' management or reporting structure, or changes in your position's title, shall not constitute an "involuntary" termination.

If your severance and other benefits provided for in this agreement constitute "parachute payments" within the meaning of Section 280G of the Code and, but for this subsection, would be subject to the excise tax imposed by Section 4999 of the Code, then your severance and other benefits under this Agreement will be payable, at your election, either in full or in such lesser amount as would result, after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, in your receipt on an after-tax basis of the greatest amount of severance and other benefits.

We will be offering you our standard benefits package that includes health, dental, vision, term life insurance, long term disability, Section 125 and 401K plans.

We will also be offering you 15 days of vacation per year, 10 company holidays and up to a maximum of 10 sick days per year. The terms of our time off with pay policies are outlined in our employee handbook.

Your employment with Optical Networks is for an indefinite term. In other words, the employment relationship is "at will," and you have the right to terminate that
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Chris Davis
April 14, 2000
Page 5


employment relationship at any time for any reason. Also, although I hope that you will remain with us and be successful here, Optical Networks must, and does, retain the right to terminate the employment relationship at any time for any reason. This "at will" employment relationship can only be modified in writing by an authorized officer of Optical Networks. This paragraph contains the entire agreement between you and Optical Networks regarding the right and ability of either you or Optical Networks to terminate your employment with Optical Networks.

You represent that the performance of your duties in the position described above will not violate the terms of any agreements you may have with others, including your former employer. You also understand that you are not to bring to or use at Optical Networks any trade secrets of your former employer.

Your employment is also conditioned upon your agreement and execution of Optical Networks' attached Invention, Assignment and Confidentiality Agreement.

Please sign the bottom of this letter to accept this offer and return the original to me. If we do not receive back confirmation of your acceptance by April 16, 2000, this offer will terminate. This offer is contingent on your commencing employment on or prior to May 1, 2000.

Optical Networks is committed to hiring employees like you that have the courage, creativity, and experience to develop new ideas for new markets.

We look forward to your joining us!

Sincerely,



Hugh Martin                                    _______________________________
Chief Executive Officer                        Employee Acceptance/Start Date
Optical Networks Incorporated